Exhibit 10

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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                             KATY INDUSTRIES, INC.,

                            DUCKBACK PRODUCTS, INC.,

                                       AND

                           DUCKBACK ACQUISITION CORP.

                               September 15, 2003

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                                TABLE OF CONTENTS

ARTICLE I    DEFINITIONS ..................................................    1

ARTICLE II   THE TRANSACTION ..............................................    8
         2.1      Transfer of Assets ......................................    8
         2.2      Prorations ..............................................   10
         2.3      Allocation ..............................................   10
         2.4      Working Capital Adjustment ..............................   11

ARTICLE III  COVENANTS AND UNDERTAKINGS ...................................   11
         3.1      [Intentionally Omitted] .................................   11
         3.2      [Intentionally Omitted] .................................   11
         3.3      [Intentionally Omitted] .................................   11
         3.4      Change of Name ..........................................   11
         3.5      Additional Agreements ...................................   12
         3.6      [Intentionally Omitted] .................................   12
         3.7      Transition ..............................................   12
         3.8      Intellectual Property ...................................   12
         3.9      Domain Names ............................................   12
         3.10     Litigation Support ......................................   12
         3.11     Consistent Tax Reporting ................................   12
         3.12     Transfer Taxes ..........................................   13
         3.13     Leased Properties .......................................   13
         3.14     Third Party Consents ....................................   13

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF SELLER .....................   14
         4.1      Organization and Standing ...............................   14
         4.2      Authority and Status ....................................   14
         4.3      Capitalization ..........................................   14
         4.4      Accounts Receivable and Accounts Payable ................   14
         4.5      Financial Statements ....................................   15
         4.6      Taxes ...................................................   15
         4.7      Ownership of Assets and Leases, Etc .....................   15
         4.8      Absence of Changes ......................................   16
         4.9      Litigation and Claims ...................................   18
         4.10     Licenses and Permits ....................................   18
         4.11     Contracts ...............................................   18
         4.12     Intellectual Property Matters ...........................   20
         4.13     Insurance ...............................................   21
         4.14     Approvals and Consents ..................................   22
         4.15     Transactions with Affiliates ............................   22
         4.16     Environmental and Safety Matters ........................   22
         4.17     Agreement Does Not Violate Other Instruments ............   23
         4.18     Equity Investments; Subsidiaries ........................   24
         4.19     Compliance with Laws ....................................   24


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Table of Contents (Cont'd)

         4.20     Inventory ...............................................   24
         4.21     Employee Plans ..........................................   24
         4.22     Employees ...............................................   25
         4.23     Product Warranty ........................................   25
         4.24     Product Liability .......................................   26
         4.25     Customers, Suppliers and Products .......................   26
         4.26     Brokers .................................................   27

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF BUYER ......................   27
         5.1      Organization and Standing ...............................   27
         5.2      Corporate Power and Authority ...........................   27
         5.3      Agreement Does Not Violate Other Instruments ............   27
         5.4      Brokers .................................................   27
         5.5      Availability of Funds ...................................   27
         5.6      Litigation ..............................................   28
         5.7      Investigation and Evaluation ............................   28
         5.8      Forecasts, Projections, etc .............................   28
         5.9      Compliance With Law .....................................   28

ARTICLE VI   ADDITIONAL AGREEMENTS OF THE PARTIES .........................   28
         6.1      Cooperation With Respect to Approvals ...................   28
         6.2      Employee Matters ........................................   28

ARTICLE VII  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER .................   30
         7.1      Representations True at Closing .........................   30
         7.2      Covenants of Seller .....................................   31
         7.3      No Injunction, Etc ......................................   31
         7.4      Absence of Adverse Changes ..............................   31
         7.5      Approvals ...............................................   31
         7.6      Deliveries ..............................................   31
         7.7      Modifications of Agreements .............................   31

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER ............   31
         8.1      Representations True at Closing .........................   31
         8.2      Covenants of Buyer ......................................   32
         8.3      Approvals ...............................................   32
         8.4      Deliveries ..............................................   32

ARTICLE IX   CLOSING ......................................................   32
         9.1      Time and Place of Closing ...............................   32
         9.2      Transactions at Closing .................................   32

ARTICLE X    SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION ...   34
         10.1     Indemnification Covenants of Seller .....................   34
         10.2     Indemnification Covenants of Buyer ......................   34


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Table of Contents (Cont'd)

         10.3     Indemnification Procedure ...............................   34
         10.4     Third Party Claims ......................................   35
         10.5     Reductions and Subrogations .............................   36
         10.6     Limits on Indemnification Obligation ....................   36
         10.7     Conduct of Litigation ...................................   37

ARTICLE XI   KATY'S GUARANTEE .............................................   37
         11.1     Katy's Guarantee ........................................   37

ARTICLE XII  GENERAL PROVISIONS ...........................................   38
         12.1     Notices .................................................   38
         12.2     Further Assurances ......................................   39
         12.3     Waiver ..................................................   40
         12.4     Expenses ................................................   40
         12.5     Binding Effect ..........................................   40
         12.6     Headings ................................................   40
         12.7     Entire Agreement ........................................   40
         12.8     Governing Law; Jurisdiction; Consent to Service of
                    Process ...............................................   40
         12.9     Counterparts ............................................   41
         12.10    Number and Gender .......................................   41
         12.11    Schedules Incorporated ..................................   41
         12.12    Confidentiality .........................................   41
         12.13    Public Announcements ....................................   42



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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made this 15th day of September, 2003, by and among Katy Industries, Inc., a Delaware corporation ("Katy"), Duckback Products, Inc., a Delaware corporation and a wholly owned subsidiary of Katy ("Seller"), and Duckback Acquisition Corp. ("Buyer"), a Delaware corporation and an indirect wholly owned subsidiary of Professional Paint, Inc., a Delaware corporation.

                              W I T N E S S E T H:

      WHEREAS, Buyer desires to acquire substantially all of the assets of Seller; and

      WHEREAS, Seller desires to sell substantially all of its assets to Buyer in exchange for the Purchase Price (as defined below), upon the terms and subject to the conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      As used herein, the following terms shall have the following meanings unless the context otherwise requires:

      "Accounts Payable" means trade accounts payable to third-party vendors.

      "Accounts Receivable" means all accounts, notes, and other receivables payable to Seller.

      "Acquired Assets" shall have the meaning set forth in Section 2.1.1.

      "Acquired Contracts" shall have the meaning set forth in Section 4.11.

      "Affiliate", as applied to any Person, shall mean (a) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person or (b) any director or executive officer with respect to such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

      "Agreement" shall mean this Asset Purchase Agreement, including all Schedules hereto.

      "Asbestos Claims" shall mean any Claim or notice thereof alleging exposure to asbestos or asbestos containing materials, or violations of Environmental Laws related to asbestos in


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connection with the Acquired Assets or business conducted by Seller, its
Affiliates or any predecessor entity, in each case, on or before the Closing
Date.

      "Asbestos Liability" means any liabilities relating to or arising from any Asbestos Claim.

      "Assignment and Assumption Agreement" shall have the meaning as set forth in Section 9.2.1(ix) hereof.

      "Assumed Liabilities" shall have the meaning set forth in Section 2.1.4 hereof.

      "Basket" shall have the meaning as set forth in Section 10.6.2 hereof.

      "Business" shall mean the business of developing, manufacturing and distributing exterior wood care products and concrete stains, as such business is conducted by Seller prior to the Closing Date.

      "Business Insurance Policies" shall have the meaning set forth in Section 4.13.1.

      "Buyer" shall have the meaning set forth in the preamble.

      "Claims" means all claims, actions, suits, proceedings, complaints, choses in action, demands, injunctions, stipulations, arbitrations, mediations, hearings, investigations, information requests, charges, judgments, orders, decrees and rulings, including any of the foregoing which have been asserted by any Governmental Entity.

      "Closing" shall mean the consummation of the transactions contemplated herein.

      "Closing Date" shall mean September 15, 2003.

      "Closing Date Working Capital" shall mean the Working Capital as of the Closing Date.

      "Closing Date Working Capital Calculation" shall have the meaning set forth in Section 2.4.1.

      "COBRA" shall have the meaning set forth in Section 6.2.2.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Employees" shall mean all full or part-time employees of Seller as of the Closing Date, excluding any retirees or employees on long-term disability. Notwithstanding the foregoing, Cathy Maraviov shall be deemed an Employee.

      "Employee Plans" means all material plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, insured or self-insured, registered or unregistered, to which Seller is a party to or bound by and which covers the employees of the Business relating to retirement savings or pensions, including any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan, or supplemental pension or retirement plan, or any bonus, employee benefit, profit


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sharing, stock option, stock purchase, deferred compensation, incentive compensation, termination, change of control, supplemental unemployment benefits, hospitalization, health, welfare, dental, disability, life insurance, employment insurance, vacation pay, severance pay or other benefit plan with respect to any of Seller's employees, retired employees or former employees, individuals working on contract with Seller or other individuals providing services to Seller of a kind normally provided by employees, and all statutory plans which Seller or the Business are required to comply with.

      "Environmental Claims" means administrative, regulatory or judicial actions, demands, claims, liens, notices of non-compliance or violation, proceedings, information requests, mediation, arbitration, consent decrees, judgments, administrative orders, agreements or claims arising under any Environmental Law or any permit issued under any such Environmental Law, including, but not limited to (i) such claims by Governmental Entities for enforcement, cleanup, removal, remediation, response or other actions, damages, contribution, indemnification or liability pursuant to any applicable Environmental Law, and (ii) such claims by any third party seeking damages, contribution, indemnification or injunctive relief resulting from Environmental Conditions or arising from alleged injury or threat of injury to health, safety or the environment.

      "Environmental Conditions" means the presence, transportation, treatment, storage, disposal, Release or introduction of any Hazardous Materials into the environment on or before the Closing Date, and any resulting air, soil, groundwater or surface water contamination, including contamination on any property presently owned, leased or operated by Seller, its Affiliates or any predecessor entity, or contamination on any property to which Seller, any Affiliate or predecessor entity have ever operated or sent waste for disposal, without regard to the location to which such resulting contamination may have migrated or spread, and as a result of which Seller or Buyer have or may become liable to any person or by reason of which any current or prior Leased Properties or the Acquired Assets may suffer or be subjected to any Lien, damages or liability.

      "Environmental Law" means any Law which relates to or otherwise regulates or imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any Hazardous Materials into ambient air, water (surface or subsurface), or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, any so-called "Superfund" law, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, the Federal Water Pollution Control Act Amendments of 1972, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Rivers and Harbors Act, the Oil Pollution Act, any other similar Law, and all analogous state and local provisions, each as in effect on the date hereof.

      "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" with Seller, as defined in Code Section 414(b) or (c).


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      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      "Excluded Assets" shall have the meaning set forth in Section 2.1.2 hereof.

      "Financial Statements" shall have the meaning set forth in Section 4.5 hereof.

      "FIRPTA Certificate" shall have the meaning set forth in Section 9.2.1(iv) hereof.

      "Fixed Assets" means all office equipment (including, but not limited to, furniture and fixtures) and store, service center and distribution facility equipment (including, but not limited to, mixers, tinters, computers, vehicles and leasehold improvements).

      "GAAP" shall mean the generally accepted accounting principles in effect in the United States of America.

      "Governmental Entity" means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any public, private or industry regulatory authority, whether federal, state, provincial, local, foreign or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.

      "Hazardous Material" means any substance which (alone or in any combination) is or is deemed to be a pollutant, contaminant, industrial waste, hazardous waste, subject waste, deleterious substance, special waste or hazardous, dangerous, toxic or radioactive chemical, material, waste or substance (including petroleum or any petroleum product), whether as matter or energy, the storage, manufacture, disposal, treatment, generation, use, transportation, remediation and release of which is identified, controlled or regulated within the meaning of any applicable Environmental Law, each as currently in effect on the date hereof.

      "Indebtedness" with respect to any Person means any obligation of such Person for borrowed money whether or not reflected on the face of the balance sheets contained in the Financial Statements, including but not limited to: (i) any obligation incurred for all or any part of the purchase price of property or other assets or services or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in the ordinary course of business, (ii) the principal amount of all working capital and stockholder loans, (iii) the face amount of all letters of credit issued for the account of such Person, (iv) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (v) capitalized lease obligations, (vi) all guarantees of such Person, (vii) all accrued interest, fees and charges in respect of any Indebtedness, and (viii) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment and/or discharge of any Indebtedness.

      "Intellectual Property" means, in each case used or held solely for use in the Business: (a) all foreign and domestic patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, and all published or unpublished non-provisional and provisional patent


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applications, including the right to file other or further applications, reexamination proceedings, invention disclosures and records of invention ("Patents"), (b) all foreign and domestic registered and unregistered trademarks, service marks, trade dress, logos, trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, the right to bring opposition and cancellation proceedings, and any and all rights under the laws of trade dress ("Trademarks"), (c) all foreign and domestic registered and unregistered copyrights, copyrightable works, and mask works, and all applications, registrations, and renewals in connection therewith ("Copyrights"), (d) all ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, inventions (whether or not patentable or reduced to practice), designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, trade secrets and confidential business information ("Trade Secrets"), (e) all Internet domain names and registrations thereof ("Domain Names"), (f) all other proprietary rights and intangible assets, including the Software, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

      "Interim Financial Statements" shall have the meaning set forth in Section
4.5 hereof.

      "Inventory" means all of Seller's inventory including, but not limited to, all products, raw materials, work-in-progress, finished goods and other inventory items.

      "Katy" shall mean Katy Industries, Inc., a Delaware corporation.

      "Katy Loan Documents" shall mean the documents and agreements Seller has entered into in connection with that certain Credit Agreement, dated as of January 31, 2003, by and among Katy, Fleet Capital Corporation, as agent, and certain other financial institutions and the various transactions and documents related thereto.

      "Law" means any law, statute, regulation, by-law, ordinance, rule, order, injunction, common law standard, decree, judgment, standard, policy, guideline, code, consent, writ, decree or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity, as in effect of the date hereof.

      "Lead Paint Claims" shall mean any Claim or notice thereof relating to or arising from the lead content of any pigment, paint or coatings (including without limitation exposure to airborne particles containing lead from such products) manufactured, sold, distributed, or used by Seller, its Affiliates or predecessor entities, in each case, on or before the Closing Date.

      "Lead Paint Liabilities" means any liabilities relating to or arising from any Lead Paint Claims.

      "Leased Properties" shall have the meaning set forth in Section 4.7.1 hereof.

      "Liens" shall mean any liens, Claims, charges, options, forfeitures, rights of seizure, rights of tenants or other encumbrances of any kind.


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      "Losses" means any and all claims, Taxes, losses, damages, fees, costs, assessments, judgments, awards, liabilities, settlement, interest, penalties and expenses (including, without limitation, reasonable attorneys' and experts' fees and other litigation expenses, reasonable expenses of investigation or remediation and any reasonable consulting or engineering fees in connection with any investigation or remediation) that are not both covered, and paid for, by insurance.

      "Major Customers" shall have the meaning set forth in Section 4.25.2(i) hereof.

      "Major Products" shall have the meaning set forth in Section 4.25.2(iii) hereof.

      "Major Suppliers" shall have the meaning set forth in Section 4.25.2(ii) hereof.

      "Material Intellectual Property" shall have the meaning set forth in
Section 4.12 hereof.

      "Material Adverse Effect" shall mean any event, effect or change which is or which could reasonably be expected to be materially adverse to the business, properties, assets, liabilities (contingent or otherwise), results, operations and condition (financial and other) of a Person or the Business, either alone or in the aggregate.

      "Occurrence" shall have the meaning set forth in Section 4.24.

      "Pension Plans" means all employee pension benefit plans (within the meaning of Section 3(2) of ERISA,) provided to employees of Seller, as listed on
Schedule 4.21.

      "Permitted Liens" shall have the meaning set forth in Section 4.7.1 hereof.

      "Person" shall mean an individual or a corporation, partnership, limited liability company, trust, estate, unincorporated organization, association or other entity.

      "Permits" means permits, certificates, consents, approvals, authorizations, orders, licenses, rights, variances, franchises and other similar indicia of authority issued by a Governmental Entity.

      "Post-Closing Tax Period" means (i) any Tax period beginning on or after the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period on or after the Closing Date.

      "Pre-Closing Tax Period" means (i) any Tax period ending before 12:00 am on the Closing Date and (ii) in the case of any Tax period which includes, but does not end before 12:00 am on the Closing Date, the portion of such period up to and including 11:59 pm on the date immediately preceding the Closing Date.

      "Prepaid Expenses" means all prepaid expenses of Seller only to the extent such prepaid expenses provide benefit to Buyer and the Business after Closing, including, but not limited to, prepaid rent expenses; provided, however, that Prepaid Expenses shall not include prepaid insurance premiums.


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      "PPI" shall mean Professional Paint, Inc., a Delaware corporation.

      "PTO" shall have the meaning set forth in Section 4.12.4 hereof.

      "Purchase Price" shall have the meaning set forth in Section 2.1.3 hereof.

      "Real Property" shall have the meaning set forth in Section 4.7.1 hereof.

      "Recalls" shall have the meaning set forth in Section 4.24 hereof.

      "Recovery" shall have the meaning set forth in Section 10.5 hereof.

      "Reference Working Capital" shall mean the Working Capital as of December 31, 2002, which the parties acknowledge to be One Million Two Hundred Fifty Eight Thousand Three Hundred Ninety Dollars ($1,258,390), as set forth on
Schedule 1.1.

      "Registered Intellectual Property" shall have the meaning set forth in
Section 4.12.4 hereof.

      "Release" means with respect to any Hazardous Materials, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials into the environment.

      "Schedules" shall mean the schedules attached hereto which are hereby incorporated herein by reference.

      "Seller" shall have the meaning set forth in the preamble.

      "Seller Bonus Obligations" shall have the meaning set forth in Section
6.2.3 hereof.

      "Seller's Financial Statement Date" shall have the meaning set forth in
Section 4.5.

      "Software" means all computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or proprietary languages, related documentation and materials, whether in source code, object code or human readable form, used or held for use solely in the Business.

      "Tax(es)" means any taxes, fees, duties, levies, assessments or other charges of any nature whatsoever, including, without limitation, any foreign, federal, state, county or local income, ad valorem, sales and use, franchise, business, excise, real and personal property, transfer, gross receipt, capital stock, employment, payroll, or withholding tax or charge imposed by any governmental authority and any interest and penalties related thereto.

      "Tax Affiliate" has the meaning set forth in Section 4.6 hereof.

      "Tax Returns" means all returns, declarations, reports, estimates, statements and other documents, including any supporting information, required to be filed with respect to Taxes.


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      "Termination Agreements" shall mean the respective agreements dated
December 5, 2001 between Seller and each of Joseph Albert, Michael Hinton, Cathy Maraviov, Stephen McGarr, Steven Taddei and Patrick Wever, and relating to certain severance and termination payments, as amended in accordance with the terms thereof.

      "Transaction Bonus" shall mean any payments or bonuses due to any Employee in connection with or as a result of the transactions contemplated by this Agreement, including any payments required under Section 280G of the Code.

      "Transfer Taxes" shall have the meaning set forth in Section 3.12 hereof.

      "Transferred Employee" shall have the meaning set forth in Section 6.2.1 hereof.

      "Type I, Type II and Type III Claims" shall have the meaning set forth in
Section 10.6.1 hereof.

      "Unassumed Liabilities" shall have the meaning set forth in Section 2.1.5 hereof.

      "Unaudited Financial Statements" shall have the meaning set forth in
Section 4.5 hereof.

      "Websites" means (a) the Websites currently located at the URL http://www.primarycoatings.com and http://www.superdeck.com, (b) any other Websites owned or controlled by, licensed to, or used by or for the benefit of, Seller, and all Content and pages contained within each of those Websites, hosted anywhere in the world, and (c) all Website user information and data collected by Seller, including but not limited to, email addresses, Website logs, clickstream data and cookies, which are permitted to be transferred under applicable law. For each Website, the Content and pages shall include all computer files and documentation for the current version of the Website and all archived Content and pages in the possession or control of Seller. As used herein, the term "Content" means any literary, audio, video, and other information, including editorial content, data, animation, graphics, photographs and artwork, and combinations of any or all of the foregoing, in any tangible or digital formats.

      "Working Capital" means the value of, as shown on the books and records of Seller, (a) to the extent included in the Acquired Assets, (i) Accounts Receivable plus (ii) Inventory plus (iii) other current assets less (b) to the extent included in the Assumed Liabilities (i) Accounts Payable plus (ii) accrued expenses plus (iii) accrued compensation plus (iv) other accruals plus
(v) any other current liabilities of the Business included on Seller's balance sheet, calculated in accordance with GAAP, and in each case as calculated in the manner set forth on Schedule 1.1 and consistent with past practice. For purposes of illustrating the current assets and current liabilities of the Business, a copy of Seller's balance sheet as of December 31, 2002 is attached hereto as
Schedule 1.2.

                                   ARTICLE II

                                 THE TRANSACTION

      2.1 Transfer of Assets.


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            2.1.1 Transfer of the Acquired Assets. On the Closing Date, Seller
shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens, other than Permitted Liens, and Buyer shall purchase, acquire and take assignment or delivery of all of the assets (wherever located) owned, leased or held for use in the Business, and all of Seller's right, title and interest therein and thereto, except for those assets specifically excluded in Section
2.1.2 (all of the assets sold, assigned, transferred and delivered to Buyer hereunder are referred to collectively herein as the "Acquired Assets"). The Acquired Assets include, without limitation, the following assets that are used or held for use in the Business: (a) Accounts Receivable, (b) Inventory, (c) Fixed Assets included on Seller's latest balance sheet and Fixed Assets purchased by Seller since the latest balance sheet less any Fixed Assets disposed of in the ordinary course of business since the latest balance sheet,
(d) Prepaid Expenses, (e) Seller's leasehold interest in all Leased Properties and any improvements, fixtures, and fittings thereon, and easements, rights-of-way and other appurtenants thereto (such as appurtenant rights in and to public streets) and rights thereunder, including all security deposits, (f) operating leases for all vehicles and other equipment operated by Seller, (g) all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the Laws of all jurisdictions, (h) the Acquired Contracts set forth on Schedule 4.11, (i) Liens, guarantees, rights, entitlements, other similar arrangements, and rights thereunder, (j) Claims, deposits, prepayments, rights of recovery, rights of set off, and rights of recoupment (but not including any such item relating to the payment of Taxes), (k) transferable Permits, (l) the assets set forth on Schedule 2.1.1, (m) the Websites and the Primary Coatings, Inc. trade name, and (n) all other assets (including intangible assets) of Seller not specifically included in the definition of Excluded Assets.

            2.1.2 Excluded Assets. The following assets of Seller shall be retained by Seller and are not being sold, transferred or assigned to Buyer hereunder (all of which are referred to collectively as the "Excluded Assets"):
(a) books and records Seller is required by law to retain; (b) rights that lawfully cannot be transferred by Seller; (c) Seller's rights under this Agreement; (d) any insurance proceeds related to casualties that occur prior to the Closing Date; (e) cash and cash equivalents; (f) rights in and with respect to the assets associated with any Employee Plans; (g) the Katy Loan Documents;
(h) the stock of Primary Coatings, Inc.; and (i) the other assets listed on
Schedule 2.1.2 hereto.

            2.1.3 Purchase Price. The consideration for the Acquired Assets shall be Fifteen Million Dollars ($15,000,000), payable on the Closing Date by wire transfer in immediately available funds as set forth on Schedule 2.1.3 hereto and subject to post-Closing adjustment as provided in Section 2.4, plus the assumption of the Assumed Liabilities as of the Closing Date (collectively, the "Purchase Price").

            2.1.4 Assumed Liabilities. Buyer shall assume, as of the Closing
Date: (a) any obligations of Seller incurred or arising after the Closing Date with respect to any of the Leased Properties (excluding any liability to the extent it results from any breach of contract, breach of warranty, tort, infringement, violation of Law, or Environmental Claim or Environmental Condition relating to events occurring or conditions existing on or before the Closing Date) and the leases relating to the Leased Properties set forth on
Schedule 4.7; (b) the obligations of Seller incurred or arising after the Closing Date under the Acquired Contracts or any other contract assumed by Buyer (excluding any liability to the extent it results from any breach of contract, breach of warranty, tort, infringement, violation of Law, or Environmental Claim or Environmental Condition relating to events occurring or conditions existing on or before the Closing Date), (c) the obligations arising from Buyer's conduct of the Business and ownership or use of the Acquired Assets from and after the Closing Date (excluding any liability to the extent it results from any breach of contract, breach of warranty, tort, infringement, violation of Law, or Environmental Claim or Environmental Condition relating to events occurring or conditions existing on or before the Closing Date); (d) Accounts Payable (to the extent reflected in Working Capital); (e) any and all liabilities and obligations of Seller or any of its Affiliates which accrue from and after the Closing Date and relate to or concern Employees, including any severance obligations; (f) any and all liabilities or obligations with respect to the Worker Adjustment and Retraining Notification Act ("WARN") or any similar state or foreign law which arises as a result of Buyer not hiring Employees; (g) all ad valorem taxes relating to the Acquired Assets allocated to Buyer pursuant to Section 2.2 below; (h) all liabilities reflected on the face of Seller's balance sheet (without reference to the notes thereto) as of the Closing Date, which is delivered to Buyer in accordance with this Agreement and which is reflected in Working Capital, (i) its fifty percent portion of any Transfer Taxes owing in accordance with Section 3.12, (j) any and all liabilities and obligations with respect to any employee bonuses accruing after the Closing Date; (k) any liabilities relating to vacation pay for the Transferred Employees as reflected on the Seller's balance sheet as of the Closing Date; and (l) any obligations to make payments arising after the Closing Date under and in accordance with the Termination Agreements, but no other obligations thereunder (those obligations referred to in clauses 2.1.4 (a) through (l) immediately above being collectively referred to as the "Assumed Liabilities").

            2.1.5 Unassumed Liabilities. Except as expressly and specifically set forth as Assumed Liabilities, Buyer shall not assume, and shall not be deemed to have assumed, any obligation, liability or responsibility, of any kind, of Seller and its Affiliates, irrespective of whether set forth in the Schedules hereto (collectively, the "Unassumed Liabilities").

      2.2 Prorations. All property and ad valorem taxes, leasehold rentals and other customarily proratable items relating to the Acquired Assets or Business, payable on or after the Closing Date and relating to a period of time both prior to and on the Closing Date will be prorated as of the Closing Date between Seller, on the one hand, and Buyer, on the other hand, based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. If the actual amount of any such item is not known as of the Closing Date, the aforesaid proration shall be based on the previous year's assessment of such item.

      2.3 Allocation. The aggregate Purchase Price for the Acquired Assets (including the fair market value of the Assumed Liabilities that are recognized as liabilities for United States federal income tax purposes) shall be allocated by Buyer and Seller as set forth in Schedule 2.3 hereto, as required by Section 1060 of the Code. Buyer shall provide Seller with such Schedule 2.3 allocating the Purchase Price. If Seller disagrees with any items reflected on the schedule so provided, Seller shall have the right to notify Buyer of such disagreement and its reasons for disagreeing, and shall do so within five business days from the delivery of such schedule, provided, that any disagreements that cannot be mutually resolved by Buyer and Seller shall be promptly resolved pursuant to the procedures set forth in Section 2.4.2 which shall be binding on both Buyer and Seller. Buyer and Seller shall file Form 8594, Asset Acquisition Statement under Section 1060, in a manner consistent with the allocation of the Purchase Price set forth on Schedule 2.3 hereto, with its income tax returns for the taxable year that includes the Closing Date. Buyer and Seller agree to satisfy any and all other reporting requirements of Section 1060 of the Code and the Treasury regulations thereunder. If, in subsequent taxable years, Buyer or Seller makes an allocation of any increase or decrease in the Purchase Price for any asset, the party making such increase or decrease agrees to file a supplemental Form 8594 as required.

      2.4 Working Capital Adjustment.

            2.4.1 The Purchase Price shall be adjusted based upon the difference between the Closing Date Working Capital and the Reference Working Capital in accordance with this Section. Within thirty (30) business days after the Closing Date, Seller shall prepare and deliver to Buyer Seller's calculation of the Closing Date Working Capital (the "Closing Date Working Capital Calculation"), which shall have been prepared in accordance with GAAP and in accordance with past practice. If the Closing Date Working Capital, as finally determined in accordance with this Section 2.4, exceeds the Reference Working Capital, Buyer shall pay Seller the difference; if the Closing Date Working Capital is less than the Reference Working Capital, Seller shall pay Buyer the difference. In either case, the adjustment provided in the preceding sentence shall be paid within ten (10) days of the final determination of the Closing Date Working Capital and shall be paid by wire transfer of immediately available funds.

            2.4.2 If Buyer wishes to dispute the Closing Date Working Capital Calculation, Buyer shall within twenty (20) days of receipt of the Closing Date Working Capital Calculation give written notice to Seller of such dispute and the reason(s) therefor. Seller and Buyer shall attempt to resolve such dispute within twenty (20) business days after receipt by Seller of such notice, and in the event Buyer and Seller fail to resolve such dispute within said period, the parties agree that the independent certified public accounting firm of PricewaterhouseCoopers LLP (or any other nationally recognized independent certified public accounting firm that shall be mutually agreed upon by such parties) shall be employed to resolve such dispute as soon as reasonably practicable and that any determination of such accounting firm as to the disputed matter shall be binding upon the parties hereto. In the event PricewaterhouseCoopers LLP or any other accounting firm is employed to resolve any dispute, the costs of any such accounting firm shall be divided equally among Buyer and Seller. In the event an accounting firm is employed to resolve a dispute, all amounts due hereunder shall be paid, in the manner set forth above, within ten (10) days of the final determination of such accounting firm.

                                  ARTICLE III

                           COVENANTS AND UNDERTAKINGS

      3.1 [Intentionally Omitted]

      3.2 [Intentionally Omitted]

      3.3 [Intentionally Omitted]

      3.4 Change of Name. Seller covenants and agrees to, within 15 days of the Closing Date, take all actions as may be necessary to change its corporate name so that Seller's corporate name is not confusingly similar to "Duckback Products" and any tradename, trademark, servicemark or logo of Seller.

      3.5 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable law or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Buyer and Seller shall use commercially reasonable efforts to take, or cause to be taken, all such necessary actions.

      3.6 [Intentionally Omitted]

      3.7 Transition. Seller will refer all customer inquiries relating to the Business of Seller to Buyer for a period of six (6) months after the Closing Date.

      3.8 Intellectual Property. After the Closing Date, Seller will: (i) cooperate with Buyer in assigning any and all Intellectual Property; (ii) execute, verify, acknowledge and deliver all such further papers, including applications and instruments of transfer; and (iii) perform such other acts as Buyer may reasonably request, to facilitate Buyer's right to obtain, record, perfect, evidence, protect, maintain, defend or enforce any of the rights granted and assignments made hereunder.

      3.9 Domain Names. Immediately following the Closing Date, Seller agrees to promptly carry out jointly with Buyer the formal transfer of the Domain Names to Buyer in accordance with the domain name transfer procedures of the applicable registrars for each of the Domain Names. For those Domain Names registered using Network Solutions, Inc., this process is carried out via the following URL: http://www.networksolutions.com/en_US/name-it/transfer.jhtml.

      3.10 Litigation Support. In the event and for so long as any party hereto actively is contesting or defending any Claim, not otherwise covered by the indemnification provisions of Article X, in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, each of the other parties hereto will cooperate with such party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

      3.11 Consistent Tax Reporting. Seller and Buyer shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state, provincial, local or foreign tax. The parties hereto shall not take any actions or positions inconsistent with the obligations or agreements set forth herein, including, without limitation, any allocation of the Purchase Price and Assumed Liabilities in accordance with Section 2.3. Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings relating to the Business, the Acquired Assets and the Assumed Liabilities. Seller and Buyer agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) relating to the Business, the Acquired Assets and the Assumed Liabilities as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, the prosecution or defense of any Claim relating to any proposed Tax adjustment. Buyer shall treat all such information and documents received by it in accordance with Section 12.12. Buyer and Seller agree to retain or cause to be retained all books and records pertinent to the Business, the Acquired Assets and the Assumed Liabilities until all applicable periods for assessment, reassessment or determination in respect of any liability for Taxes under applicable Law (giving effect to any and all extensions or waivers) have expired, and such additional period as necessary for all administrative or judicial proceedings relating to any proposed assessment, and to abide by all record retention agreements entered into with any taxing authority. Seller and Buyer agree to give the other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if so requested, Seller and Buyer shall allow the requesting Party to take possession of such books and records.

      3.12 Transfer Taxes. All goods and services, sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty, land transfer and real, personal, or intangible property transfer taxes due by reason of the transfer of the Acquired Assets, including but not limited to any interest or penalties in respect thereof (the "Transfer Taxes") shall be apportioned fifty percent to Seller and fifty percent to Buyer. Seller and Buyer shall cooperate with each other and use their reasonable best efforts to minimize the Transfer Taxes attributable to the transfer of the Acquired Assets.

      3.13 Leased Properties. Seller shall use commercially reasonable efforts to cause the landlords of all the Leased Properties to provide all necessary waivers, consents and approvals to the transactions contemplated hereby, including the execution and delivery of the appropriate counterpart Lease Assignment Agreements providing for the assignment of such Leased Real Property free of any claims, liabilities or obligations as of the Closing and the execution and delivery of estoppel letters waiving any landlord Liens, including any Liens with regard to Inventory stored on such Leased Property; provided, however, that Seller shall in no way be liable for the failure to obtain any such waivers, consents, approvals or other documents. With respect to the lease for the premises located at 2644 Hegan Lane, Chico, California, set forth on
Schedule 4.7, Buyer and its Affiliates shall not exercise any option to renew, extend or otherwise amend such lease without first procuring from the landlord a release of all obligations of Seller under the lease.

      3.14 Third Party Consents. Seller covenants and agrees to use its commercially reasonable efforts to obtain, promptly after the Closing, the third party consents set forth on Schedule 4.11. Buyer covenants and agrees to cooperate with Seller in its efforts to carry out the provisions of this Section
3.14. Neither Buyer nor Seller shall agree to the payment of any transfer or other fees without the consent of the other party.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer as follows:

      4.1 Organization and Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller is duly qualified and/or licensed to transact business as a foreign entity in the jurisdictions listed on Schedule 4.1 hereto and is in good standing in each such jurisdiction. The character of the property owned or leased by Seller and the nature of the business conducted by Seller does not require it to be qualified or licensed in any other jurisdiction, except for jurisdictions in which the failure to be so qualified or licensed will not have a Material Adverse Effect.

      4.2 Authority and Status. The execution, delivery and performance by Seller of this Agreement and each and every agreement, document and instrument provided herein has been duly and validly authorized and approved by all necessary corporate action on the part of Seller and no other corporate action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement, and each and every agreement, document and instrument provided herein and therein. This Agreement and each agreement, document and instrument provided for herein constitutes or will, when executed and delivered, constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, applicable equitable principles, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

      4.3 Capitalization. All the capital stock of Seller is owned of record in the manner set forth on Schedule 4.3 hereto. There has been no change in the ownership of the capital stock of Seller in contemplation of this Agreement.

      4.4 Accounts Receivable and Accounts Payable. Schedule 4.4 sets forth a list of all Accounts Receivable of Seller relating to the Business as of July 25, 2003 and the aging thereof, and all Accounts Payable of Seller as of July 25, 2003.

      All Accounts Receivable of Seller have arisen out of bona fide transactions in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied. All Accounts Receivable reflect actual transactions and the granting of credit to customers in a manner consistent with past practices of Seller, and, subject to the reserves or allowances taken on a basis consistent with past practice, the Accounts Receivable constitute valid and binding obligations of the obligors, makers, comakers, guarantors, endorsers or debtors thereof. No agreement for deduction, discount or setoff has been made with respect to any of such Accounts Receivable, other than reserves and credits as reflected in the Working Capital.

      All Accounts Payable have arisen out of bona fide transactions in the ordinary course of business, are consistent with Seller's past practices with respect to its goods and services and are carried at values determined in accordance with GAAP consistently applied. As of the Closing, Seller shall have no Accounts Payable owing to any of its Affiliates.

      4.5 Financial Statements. Attached hereto as Schedule 4.5 are true, correct and complete copies of Seller's unaudited balance sheet and the related statements of earnings and retained earnings and cash flows for Seller's fiscal year ended December 31, 2002 (collectively, the "Unaudited Financial Statements"), and its unaudited balance sheet as of July 25, 2003 ("Seller's Financial Statement Date") and the related statements of earnings and retained earnings for the seven-month period then ended (collectively, the "Interim Financial Statements", and together with the Unaudited Financial Statements, the "Financial Statements"). The Financial Statements are complete and fairly present the financial condition and results of operations of Seller as of the dates and for the periods thereof and were prepared in accordance with GAAP, consistently applied, and with a standard appropriate to Seller as a subsidiary of a larger company, subject, in the case of Interim Financial Statements to appropriate year-end adjustments.

      4.6 Taxes. Seller and any affiliated, combined or unitary group of which Seller is or was a member (each, a "Tax Affiliate" and, collectively, the "Tax Affiliates") has: (i) timely filed (or has had filed on its behalf) all Tax Returns required to be filed by it by any taxing authority having jurisdiction and the information provided in such Tax Returns is accurate and complete in all material respects, and (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Tax Returns. There are no Liens for Taxes upon any assets of Seller, or any Tax Affiliate, except Permitted Liens. There are no tax audits pending by any federal, state, foreign or local taxing authorities with respect to Seller.

      4.7 Ownership of Assets and Leases, Etc.

            4.7.1 Schedule 4.7 attached hereto contains a true, correct and complete list and brief description of all of the real property owned by Seller (the "Real Property") and all real property leased, subleased, licensed or otherwise or used by Seller relating to the Business (the "Leased Properties").
Schedule 4.7 also identifies the Leased Properties for which title insurance policies are to be procured. The Seller has delivered to Buyer correct and complete copies of the leases and subleases listed on Schedule 4.7 (as amended to date). Seller has good and marketable title to all of the Acquired Assets owned or leased by Seller, including those listed and described in Schedule 4.7. Upon satisfaction of the condition set forth in Section 8.3, Seller has or will have the right to transfer the Acquired Assets free and clear of all Liens, except (i) as specifically disclosed or reserved against in the Financial Statements or set forth on Schedule 4.7, (ii) for Liens for Taxes, fees, levies, duties or other governmental charges affecting an Acquired Asset which are not yet due and payable, to the extent the underlying amounts are included in the Assumed Liabilities and reflected on the Financial Statements, (iii) Liens for mechanics, material, laborers, employees, supplies or similar Liens arising by operation of law for sums which are not yet due and payable, to the extent the underlying amounts are included in the Assumed Liabilities and reflected on the Financial Statements and (iv) easements, rights of way, covenants, restrictions, leases, or other matters shown of record which affect an Acquired Asset which are not material in amount, do not materially detract from the value or use of the property affected thereby and do not impair the operations of Seller's Business (items (i) through (iv) collectively, the "Permitted Liens")

            4.7.2 Each of the leases and agreements described in Schedule 4.7 is in full force and effect and constitutes the legal, valid and binding obligations of the respective parties thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, applicable equitable principles or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. To the knowledge of Seller, there is no default of any of the other parties to any of the leases or agreements (or event or condition which, with notice or lapse of time, or both, would constitute a default) under any of such leases or agreements. Except as described in Schedule 4.11, no consent of any other party to any of such leases or agreements is required for any of such leases or agreements to remain in full force and effect following the Closing.

            4.7.3 Except as disclosed on Schedule 4.7, (i) the buildings, facilities, installations, fixtures and other structures and improvements located on or at the Leased Properties are in good operating condition and repair (except for normal wear and tear and taking into account the age of such buildings, facilities, installations, fixtures or other structures or improvements), and (ii) the tangible assets included in the Acquired Assets are free from material defects and are in good operating condition and repair (subject to normal wear and tear).

            4.7.4 To Seller's knowledge, no party to any lease or agreement has repudiated any provision thereof and no provision thereof is currently in dispute between the parties thereto.

            4.7.5 The ownership, use, operation and occupancy of the Leased Properties is in material compliance with all Laws, including without limitation, zoning laws, building code requirements and environmental laws, and Seller has not received any written notice alleging any violation of the foregoing.

            4.7.6 Seller and the Leased Properties are in material compliance with all Liens, and Seller has not received any written notice of, nor has any knowledge of, any default under any of such Liens.

            4.7.7 To Seller's knowledge, there is no pending or threatened condemnation or other eminent domain proceedings, zoning action or proceedings, or other lawsuits or administrative actions affecting any Leased Properties that would have a Material Adverse Effect.

            4.7.8 Seller has not received any written notice from any Governmental Entity concerning, and Seller has no knowledge of, (i) any tax or other assessments to be levied against any of the Leased Properties or (ii) any change in the tax assessment of any the Leased Properties.

            4.7.9 Other than as set forth on Schedule 4.7, Seller has not provided any other parties the right to possess or use any of the Leased Properties.

      4.8 Absence of Changes. Since December 31, 2002, Seller has not, except as specifically disclosed on Schedule 4.8 attached hereto or with respect to the Excluded Assets:

            4.8.1 incurred any Indebtedness, except in the ordinary course of business and consistent with past practice, or, except as would not have an adverse effect on the Acquired Assets, assumed, guaranteed, endorsed or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or made any payment or repayment in respect of any Indebtedness in excess of $50,000 (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice);

            4.8.2 declared or paid any dividends on any capital stock, repurchased or redeemed any capital stock, or made any other distributions with respect to the capital stock;

            4.8.3 acquired or disposed of any of its assets or entered into any transaction with respect to the acquisition or disposition of its assets, other than in the ordinary course of business and consistent with past practice;

            4.8.4 acquired any business, corporation or other entity or entered into any transaction with respect to such an acquisition;

            4.8.5 entered into any transactions with any Affiliates, except for compensation to the officers and employees of Seller, consistent with past practice;

            4.8.6 suffered any change in the Business, its operations or financial condition, the effect of which has had a Material Adverse Effect;

            4.8.7 had any loss or damage (whether or not covered by insurance) to any of the Acquired Assets which has had a Material Adverse Effect;

            4.8.8 granted any license or sublicense of any rights under or with respect to the Intellectual Property;

            4.8.9 had any material changes in the accounting systems, policies or practices of Seller;

            4.8.10 paid any material amount, performed any material obligation or agreed to pay any material amount or perform any material obligation, in settlement or compromise of any suits or claims of liability against Seller or any of its directors, managers, officers, employees or agents;

            4.8.11 made any Tax election or settled or compromised any federal, state, local or foreign income Tax liability, or waived or extended the statute of limitations in respect of any such Taxes;

            4.8.12 except in the ordinary course and consistent with past practice, entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, manager, officer or employee, or increased in any manner the compensation or fringe benefits of any director, manager, officer or employee or pay any benefit not required by any existing plan and arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

            4.8.13 had any sale or transfer of the Acquired Assets, except items of Inventory which have been sold in the ordinary course of business.

            4.8.14 acquired, leased, encumbered or otherwise imposed a Lien on any assets, whether tangible or intangible;

            4.8.15 waived, released or cancelled any claims against third parties or debts owing to it, or any rights which have any value;

            4.8.16 acquired, compromised or disposed of any Material Intellectual Property or entered into any transaction with respect to the acquisition, compromise, settlement or disposition of Material Intellectual Property or infringements thereof; or

            4.8.17 entered into any enforceable agreement with regard to any of the foregoing.

      4.9 Litigation and Claims. Except as set forth in Schedules 4.9 and 4.16, there is no suit, action, proceeding, Claim or investigation pending, or, to Seller's knowledge, threatened against or affecting Seller, or any of its officers, directors, managers or employees in their capacity as such, or any of the Acquired Assets or Business, including, but not limited to, Lead Paint Claims and Asbestos Claims. None of the items described in Schedules 4.9 or 4.16, if pursued and/or resulting in a judgment or decision against Seller, would have a Material Adverse Effect on Seller or the ability of any party to consummate the transactions contemplated hereby.

      4.10 Licenses and Permits. Schedule 4.10 is a true and accurate list by category of all material licenses, certificates, permits, franchises, variances, consents, approvals, authorizations, orders and rights held by Seller. Seller has made each such licenses, certificates, permits, franchises, variances, consents, approvals, authorizations, orders and rights available for review by Buyer. Seller holds all material licenses, certificates, permits, franchises and rights from all appropriate foreign, domestic, federal, state, county, municipal or other public authorities necessary for the conduct of the Business and ownership of the Acquired Assets. Except as set forth on Schedule 4.10, Seller is not in material violation or default of any such licenses, certificates, permits, franchises, variances, consents, approvals, authorizations, orders and rights and has received no notice of a pending or threatened claim to revoke, suspend or modify any such licenses, certificates, permits, franchises, variances, consents, approvals, authorizations, orders and rights.

      4.11 Contracts. Schedule 4.11 hereto lists, as of the date hereof, each material contract (i) to which Seller is a party or by which Seller is bound or pursuant to which the Acquired Assets are bound and (ii) which is material to the Business or financial condition of Seller (the "Acquired Contracts"), including, but not limited to, the following (provided, however, that none of the Katy Loan Documents shall be considered to be an Acquired Contract):

      (a) any contract (or group of related contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

      (b) any contract (or group of related contracts) between Seller and any Major Customer or Major Supplier;

      (c) any contract (or group of related contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

      (d) any contract concerning a partnership or joint venture;

      (e) any contract granting to any Person a right of first refusal or option to purchase or acquire any material assets;

      (f) any capitalized lease, pledge, conditional sale or title retention agreement involving the payment of more than $25,000 in the aggregate;

      (g) any contract with a sales representative;

      (h) any contract (or group of related contracts, other than the Katy Loan Documents) related to Indebtedness of Seller or pursuant to which Seller has become a guarantor or surety or pledged their credit on or otherwise become responsible with respect to any undertaking of another Person;

      (i) any contract concerning confidentiality or noncompetition or otherwise prohibiting Seller from freely engaging in any business;

      (j) any license, royalty or other contract relating to Intellectual Property not otherwise delivered to Buyer pursuant to Section 4.12;

      (k) any contract with any Governmental Entity;

      (l) any collective bargaining agreement or similar labor contract;

      (m) any contract under which it has advanced or loaned any amount to any of its directors, officers, and employees;

      (n) any contract for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

      (o) any contract (other than the Katy Loan Documents) that (A) limits or contains restrictions on the ability of Seller to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase and sell any assets or properties, to change the line of business in which it participates or engages or engage in any merger or business combination or (B) requires Seller to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

      (p) any other contract (or group of related contracts) the performance of which involves consideration in excess of $50,000; and

      (q) any enforceable agreement to do any of the foregoing described in clauses (a) through (p).

      Each of the Acquired Contracts is in full force and effect and constitutes the legal, valid and binding obligations of the respective parties thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, applicable equitable principles or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Except as disclosed in Schedule 4.11, (i) Seller is not in default under any of the Acquired Contracts, (ii) no consent of any other party to any of such Acquired Contracts is required for any of such contracts to be assigned to Buyer following the Closing, (iii) upon the consent of the required parties, if any, each Acquired Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (iv) no party has repudiated any provision of the Acquired Contract and (v) the rights and obligations of Seller under each Acquired Contract are exclusive to Seller and are not shared with the Affiliates of Seller, or any other parties.

      Each of the foregoing Acquired Contracts has been made available for review by Buyer. In the case of any Acquired Contract described above which is not written, Seller has provided to Buyer a brief written description of such Acquired Contract.

      4.12 Intellectual Property Matters.

            4.12.1 Schedule 4.12 identifies the Intellectual Property, including a separate designation of the Intellectual Property that is material to the Business (the "Material Intellectual Property"), and lists all of Seller's contracts which relate or pertain to any Intellectual Property or any portion of the Software or the Websites which is owned by a third party and currently used by Seller in the Business.

            4.12.2 Except as disclosed in Schedule 4.12, as of the Closing Date, Seller will own all right, title and interest in and to the Intellectual Property identified on Schedule 4.12, free and clear of any Liens, other than Permitted Liens.

            4.12.3 The Seller possesses all Intellectual Property rights necessary for the conduct of the Business as presently conducted, including all licenses and rights to use any Intellectual Property not owned by Seller. Except as disclosed in Schedule 4.12, the transactions contemplated by this Agreement shall have no effect on the validity and enforceability of any of the Intellectual Property.

            4.12.4 Except as set forth on Schedule 4.12, Seller has taken reasonable actions to protect the Material Intellectual Property. With respect to the registered Intellectual Property and applications to register Intellectual Property (collectively, the "Registered Intellectual Property"), Schedule 4.12 also sets forth (i) accurate details of all due dates for further filings relating to the Registered Intellectual Property falling due within twelve (12) months of the date hereof; and (ii) any proceedings or actions before any court, or tribunal, arbitrator, governmental agency or other body (including, without limitation, the United States Patent and Trademark Office (the "PTO")) related to the Registered Intellectual Property, including, without limitation, any opposition, cancellation, protest, public use, reexamination, reissue or interference proceeding, office action or lawsuit naming any of Seller as a party. Except as disclosed in Schedule 4.12: (a) the Registered Intellectual Property has not been sold, assigned or transferred to a third party, or abandoned or permitted to lapse, and is not the subject of any pending opposition proceedings, pending cancellation proceedings, pending interference proceedings, pending lawsuit naming Seller as a party or other pending or threatened challenges or proceedings of which Seller has knowledge; and (b) all fees to maintain registrations for the Material Intellectual Property have been paid.

            4.12.5 To Seller's knowledge, none of the Employees has entered into any agreement relating to the prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any person other than Seller.

            4.12.6 Except as disclosed in Schedule 4.12: (i) to Seller's knowledge, neither the Intellectual Property nor the use thereof has infringed any copyright, trademark, service mark, trade name, patent, patent right or trade secret or other property right of any third party, (ii) no claim of any such infringement has been made or asserted or threatened against Seller; (iii) Seller has had no written notice of any such claim or threat; and (iv) to the knowledge of Seller, no basis for such a claim exists in connection with the operations, products (including software, equipment, machinery, wood and cement treatments or other products or devices), processes, methods or activities of Seller.

            4.12.7 Except as disclosed in Schedule 4.12, to Seller's knowledge, there have been no material breaches of Seller's procedures for protection of the Material Intellectual Property.

      4.13 Insurance.

            4.13.1 Schedule 4.13 contains a complete and correct description of all insurance policies owned or held by Seller or related to the Business (the "Business Insurance Policies") as of the date hereof. The coverage provided under such insurance policies is reasonable as of the date hereof. The coverage provided under such insurance policies is reasonable in scope and amount in light of (i) the risks attendant to the operations and activities of the Business and (ii) industry practice. As of date of this Agreement, with respect to the Business, (x) to the knowledge of Seller, there has been no incurrence or incident that would reasonably be expected to give rise to a material claim for insurance by Seller under any insurance policy that has not been reported to the primary carrier (and, if applicable, excess carrier) issuing any such policy and
(y) no material claims submitted under a Business Insurance Policy are in dispute and no insurer under a Business Insurance Policy has asserted that any material event or circumstance is not a covered claim under such Business Insurance Policy. No coverage limits under any Business Insurance Policy have been exhausted or materially reduced.


            4.13.2 The Seller has paid all premiums due, and has otherwise performed in all material respects all of its obligations under the Business Insurance Policies. Each Business Insurance Policy is in full force and effect and, to the knowledge of Seller, is a valid and binding obligation of each insurance carrier thereof, enforceable in accordance with its terms, and Seller has not received any written notice of cancellation or any other written notice that any Business Insurance Policy is no longer in full force and effect or will not be renewed or that the issuer of any such policy is not willing or able to perform its obligations thereunder.

      4.14 Approvals and Consents. Except as listed on Schedule 8.3, no filing or registration with, and no consent, approval, permit, authorization, license, certificate or order of any governmental authority is required by any applicable law or by any applicable judgment, order or decree or any applicable rule or regulation of any governmental authority to permit Seller to execute, deliver or perform this Agreement or any document, instrument or agreement required to be executed by such party at or prior to the Closing. No consent, approval, authorization or waiver is required with respect to the conveyance, transfer, assignment, mortgaging or encumbering of any Leased Properties, except as set forth on Schedules 4.7 and 8.3.

      4.15 Transactions with Affiliates. Except as described in Schedule 4.15 and with respect to remuneration for services rendered as an officer or Employee in the ordinary course, (i) no Affiliate of Seller provides or causes to be provided any assets, services or facilities to Seller, (ii) Seller does not provide or cause to be provided any assets, services or facilities to its Affiliates, (iii) Seller does not beneficially own, directly or indirectly, any investment assets issued by its Affiliates (iv) Seller has not entered into any agreement, understanding or arrangement with its Affiliates and (v) as of the Closing Date, there will be no Indebtedness, Accounts Receivable or Accounts Payable, between Seller, on the one hand, and its Affiliates, on the other.

      4.16 Environmental and Safety Matters. Except as set forth on Schedule
4.16 hereto and except as set forth in the environmental report conducted by Buyer and its representatives, to the knowledge of Seller:

            4.16.1 Seller is and has been in material compliance with all applicable Environmental Laws and all permits, licenses and authorizations required thereunder for the Leased Properties;

            4.16.2 no material Release, burial, placement or exposure by Seller, its Affiliates or any predecessor entity, of any Hazardous Materials in violation of Environmental Laws has occurred on, in, at, under or about the Leased Properties;

            4.16.3 none of the following exists or is contained at the Leased Properties or forms a part of any building, building component or structure presently or previously owned, operated or leased by Seller, its Affiliates or any predecessor: (1) underground storage tanks, (2) asbestos-containing material, urea formaldehyde insulation or aluminum wiring in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, (4) landfills, subsurface impoundments, unpermitted or unregulated waste disposal sites or Hazardous Material disposal areas in violation of Environmental Laws, or (5) Hazardous Materials in violation of Environmental Laws;

            4.16.4 neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for Losses, or notification to or consent of Governmental Entities or third parties, pursuant to any so-called "transaction-triggered" or "responsible property transfer" laws;

            4.16.5 Seller and its subsidiaries have never assumed or undertaken any Losses of any other Person relating to Environmental Laws, Environmental Claims, Environmental Conditions, Asbestos Claims or Lead Paint Claims, including without limitation any obligation for corrective or remedial action, or any costs, liability, contribution or indemnification, nor have the Seller or its Affiliates, in connection with any Leased Property, been required by any Governmental Entity to alter the property in order to be in compliance with Environmental Laws or to perform any environmental remediation on, about, or in connection with such property;

            4.16.6 nothing has come to the attention of Seller, nor its Affiliates, that would cause it to believe that it will be prevented, hindered or limited from continued compliance with Environmental Laws or licenses, certificates, permits, franchises, variances, consents, approvals, authorizations, orders and rights issued under Environmental Laws, or will be subject to any investigatory, remedial or corrective actions or obligations pursuant to Environmental Laws as a result of Environmental Conditions, or will be subject to any other Losses pursuant to Environmental Laws, including without limitation any relating to onsite or offsite Releases or threatened Releases, personal injury or property damage. Seller and its Affiliates, and each of their respective officers and directors, have not received any written notice of non-compliance or been convicted of an offence for non-compliance with any Environmental Laws or been fined or settled any prosecution short of conviction;

            4.16.7 no property currently or formerly owned, operated or leased by Seller or its Affiliates is listed or proposed to be listed on the CERCLIS or any comparable list maintained by any Governmental Entity, or subject to regulation as a treatment, storage or disposal facility under the Resource Conservation Recovery Act, 42 U.S.C. ss. 6901 et seq.; and

            4.16.8 there are no capital expenditures greater than $50,000, individually or in the aggregate, planned within the next 2 years to maintain compliance with Environmental Laws.

      4.17 Agreement Does Not Violate Other Instruments. Except as set forth on
Schedule 8.3, the execution, delivery and performance by Seller of this Agreement and other agreements, certificates and documents contemplated hereby and thereby, the consummation by Seller of the transactions contemplated hereby and thereby, and the compliance by Seller with any of the provisions hereof and thereof will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, permit the acceleration of any obligation under, give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a Lien on any of the Acquired Assets (a) under any of the terms or provisions of the articles of incorporation or by-laws (or similar governing documents) of Seller, (b) any Law applicable to Seller or the Business or (c) under any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which it is a party or by which it is bound or its assets are affected. Except for the Leased Properties and further except as set forth on Schedules 4.11 or 8.3, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

      4.18 Equity Investments; Subsidiaries. None of the Acquired Assets consists of any securities (debt, equity or otherwise) of any business (other than the Business) or entity and Seller has no subsidiaries other than Primary Coatings, Inc. Primary Coatings, Inc. does not own or otherwise have any right, title or interest in or to any of the Acquired Assets.

      4.19 Compliance with Laws. The Business has not been and is not now being conducted in material violation of any applicable Law of any Governmental Entity.

      4.20 Inventory. The Inventory is fairly reflected in the inventory accounts on the balance sheet in the Financial Statements and is valued at the lower of cost or market value and determined in accordance with GAAP. To Seller's knowledge, subsequent to Seller's Financial Statement Date no Inventory has been stolen or otherwise unlawfully or improperly removed or diverted, and none of such items is held by Seller on assignment or consignment or, as of the Closing Date, will be pledged or otherwise given as collateral.

      4.21 Employee Plans.

            4.21.1 Schedule 4.21 contains a complete list of each Employee Plan. Such schedule identifies the Employee Plan (i) sponsored by Seller and (ii) those which Seller provides or offers to its employees, or former employees (or their dependents or other beneficiaries), but which is sponsored by one of Seller's ERISA Affiliates. Except as set forth on Schedule 4.21, (i) the costs of all such Employee Plans which are paid currently by Seller are reflected as expenses in the Financial Statements; and (ii) the cost of such Employee Plans which are, in whole or in part, not paid currently by Seller are adequately reserved for in the balance sheet contained in the Financial Statements.

            4.21.2 Seller has made available to Buyer accurate and complete copies of, to the extent applicable, (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to any Employee Plan (if required), (ii) each trust agreement and group annuity contract relating to any Employee Plan, (iii) the most recent certified financial statements, if any, for any Employee Plan and (iv) the most recent actuarial report, if any, prepared in connection with any Employee Plan and its funded status.

            4.21.3 All contributions to the Employee Plans required to have been made in accordance therewith and, if applicable, ERISA Section 302 or Code
Section 412, have been timely made by the applicable date. None of the Acquired Assets are subject to any lien under ERISA Section 302 of Code Section 412.

            4.21.4 Except as set forth on Schedule 4.21, each of the Pension Plans (and any related trust agreement or annuity contract or any other funding instrument) (i) has been administered in material compliance with the provisions of ERISA, the Code and all other applicable requirements of law (including Code
Section 410(b) relating to coverage), where required in order to be tax-qualified under Code Section 401(a); (ii) all legally required governmental approvals for such plan have been obtained; and (iii) if applicable, has received a determination letter from the Internal Revenue Service to the effect that the such plan is qualified under Code Section 401(a) which covers all amendments thereto for which the remedial amendment period (within the meaning of Code Section 401(b) of the Code and applicable regulations) has expired, and no such determination letter has been revoked nor, to the knowledge of Seller, has such revocation been threatened, nor has such plan been amended since the date of its most recent determination letter or application therefore in any respect which would adversely affect its qualification.

            4.21.5 Seller does not, and has not within the last six years, contributed to or been required to contribute to any "multiemployer pension plan" (as defined in ERISA Section 3(37)).

            4.21.6 Except as set forth on Schedule 4.21, no Employee Plan provides medical, health, welfare or death benefits (whether or not insured) with respect to current or former employees of Seller beyond their retirement or other termination of service, except as required under Code Section 4980B, Part 6 of Subtitle B of Title I of ERISA or other applicable law.

      4.22 Employees.

            4.22.1 Except as set forth in Schedule 4.22, all persons who are engaged in the Business are the common law employees of Seller.

            4.22.2 Schedule 4.22 sets forth a complete list of all former employees of the Business whose employment has been terminated, voluntarily or involuntarily, since December 31, 2002.

            4.22.3 Schedule 4.22 sets forth all current employees of the Business, including in each case, such Employee's hire date and salary or hourly rate, as the case may be.

      4.23 Product Warranty. Except as disclosed on Schedule 4.23, each of the products manufactured, sold, leased, or delivered by Seller has been in material conformity with all applicable contractual commitments and all express and implied warranties. To Seller's knowledge, Seller has no liabilities (and there is no basis for any present or future Claim against it giving rise to any liability) relating to the replacement or repair thereof or other damages in connection therewith for products manufactured, sold, leased, or delivered by Seller. No product manufactured, sold, leased or delivered by Seller is subject to any express guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 4.23 includes copies of the standard terms and conditions of sale or lease for Seller (containing applicable guaranty, warranty, and indemnity provisions). Seller will promptly notify Buyer of any information relating to any warranty and product liability or recall claims or threatened claims in excess of $10,000.

      4.24 Product Liability. Except as disclosed in Schedule 4.24, (i) there is no Claim against or involving Seller concerning any product designed, manufactured, shipped, sold or delivered by or on behalf of Seller which is pending or, to the knowledge of Seller, threatened, relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any such product, an alleged failure to warn as to the condition or use of any such product, or an alleged breach of implied warranties or representations made with respect to any such product, nor, to Seller's knowledge, is there any valid basis for any such Claim, (ii) there has not been any Occurrence (as hereinafter defined) involving Claims or threatened Claims in writing in excess of $10,000,
(iii) there has not been any product recall, rework or post-sale warning or similar action (collectively "Recalls") conducted with respect to any products designed, manufactured, shipped, sold or delivered by or on behalf of Seller, or any investigation or consideration of or decision made by Seller concerning whether to undertake or not undertake, any Recalls and (iv) there are no material defects in design, manufacturing and materials or workmanship, including, without limitation, any failure to warn, or any breach of express or implied warranties or representations, which involve any product designed manufactured, shipped, sold or delivered by or on behalf of Seller. For the purposes of Section 4.24, the term "Occurrence" means any accident, happening or event which occurs or has occurred at any time within two (2) years prior to the Closing Date which is caused or allegedly caused by hazard or defect in manufacture, design, materials or workmanship, including without limitation, any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product designed, manufactured, shipped, sold or delivered by or on behalf of Seller which results or is alleged to have resulted in injury or death to any person or damage to or destruction of property (including damage to or destruction of the product itself, except for products returned, repaired or replaced in the ordinary course of business) or for which any person seeks consequential damages.

      4.25 Customers, Suppliers and Products.

            4.25.1 Since Seller's Financial Statement Date, there has not been any material adverse change in the business relationship, and there has been no material dispute between Seller and any Major Customer or Major Supplier, and Seller has not received written notice that any Major Customer or Major Supplier intends to reduce its purchases from, or sales to, Seller. To the knowledge of Seller, no Major Customer or Major Supplier intends to terminate its business relationship with Seller as a result of the transactions contemplated by this Agreement.

            4.25.2 Schedule 4.25 sets forth:

            (i) a list of the 5 largest customers of Seller, in terms of revenue during each of the 2001 and 2002 calendar years (collectively, the "Major Customers"), showing the total revenue received in each such period from each such customer;

            (ii) a list of the 5 largest suppliers of Seller in terms of purchases during the 2001 and 2002 calendar years (collectively, the "Major Suppliers"), and showing the approximate total purchases in each such period from each such supplier; and

            (iii) a list of the 5 products with the largest sales volume sold by Seller in terms of revenue during each of the 2001 and 2002 calendar years (collectively, the

      "Major Products"), showing the approximate total revenue received in each such period with respect to each such product.

      4.26 Brokers. Other than Shattuck Hammond Partners, LLC, the fees of which broker shall be solely the responsibility of Seller, no broker or finder has acted for Seller or its Affiliates in connection with this Agreement.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      5.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. As of the Closing Date, Buyer shall be duly qualified and/or licensed to conduct business in all jurisdictions where the conduct of the Business shall require.

      5.2 Corporate Power and Authority. Buyer has the full corporate power and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act, approval or consent of any other person or entity whomsoever. The execution, delivery and performance by Buyer of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of Buyer. This Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed in connection herewith constitute or will, when executed and delivered, constitute the valid and binding obligations of Buyer enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, applicable equitable principles, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

      5.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the charter documents of Buyer or violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which it is a party or by which it is bound or its assets are affected.

      5.4 Brokers. No broker or finder has acted for Buyer or its Affiliates in connection with this Agreement, other than Castle Crow, the fees of which broker shall be solely the responsibility of Buyer.

      5.5 Availability of Funds. Buyer has available, and will have available on the Closing Date, sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

      5.6 Litigation. There is no litigation pending or, to Buyer's knowledge, threatened against Buyer (i) that would have a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement or (ii) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

      5.7 Investigation and Evaluation. Buyer acknowledges that (i) Buyer is experienced in the operation of the type of business conducted by Seller, (ii) Buyer and its directors, officers, attorneys, accountants and advisors have been given the opportunity to examine to the full extent deemed necessary and desirable by Buyer all books, records and other information with respect to Seller, (iii) Buyer has taken full responsibility for determining the scope of its investigations of Seller and for the manner in which such investigations have been conducted, and has examined Seller to Buyer's full satisfaction, (iv) Buyer is fully capable of evaluating the adequacy and accuracy of the information obtained by Buyer in the course of such investigations, (v) Buyer has not relied on Seller with respect to any matter in connection with Buyer's evaluation of Seller other than the representations and warranties of Seller specifically set forth in Article IV and (vi) Seller is not making any representations or warranties, express or implied, of any nature whatever with respect to Seller other than the representations and warranties of Seller specifically set forth in this Agreement.

      5.8 Forecasts, Projections, etc. Buyer acknowledges that (i) Buyer has taken full responsibility for evaluating the adequacy, completeness and accuracy of various forecasts, projections, opinions and similar material heretofore furnished to Buyer by Seller in connection with Buyer's investigations of Seller and the Acquired Assets, (ii) there are uncertainties inherent in attempting to make projections and forecasts and render opinions, (iii) Buyer is familiar with such uncertainties, and (iv) Buyer is not relying on any projections, forecasts or opinions furnished to it by Seller.

      5.9 Compliance With Law. Except as noted in Schedule 5.9, to the knowledge of Buyer, Buyer is not presently charged with or under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, or presently the subject of any pending or threatened adverse proceeding by any regulatory authority having jurisdiction over its business, properties or operations.

                                   ARTICLE VI

                      ADDITIONAL AGREEMENTS OF THE PARTIES

      6.1 Cooperation With Respect to Approvals. Buyer and Seller will cooperate in all respects in connection with (i) securing any nongovernmental approvals, consents and waivers of third parties necessary for the consummation of the transactions contemplated hereby and (ii) giving notices to any governmental authority, or securing the permission, approval, determination, consent or waiver of any governmental authority, required by law in connection with the transactions contemplated hereby.

      6.2 Employee Matters.

            6.2.1 Employment of the Employees. (a) As of the Closing Date, Seller shall terminate, or cause to be terminated, the employment of the Employees and Buyer agrees to offer to employ, effective as of the Closing Date, each Employee of Seller listed on Schedule 4.22, (each Employee who accepts such offer of employment by Buyer shall be referred to hereinafter as a "Transferred Employee"). The terms and conditions of employment after the Closing Date of the Transferred Employees shall be identical with respect to base salary and wages and shall be substantially similar, in the aggregate for each Employee, with respect to all other terms and conditions of their employment before the Closing Date and at Buyer's sole cost. Buyer shall be responsible for and shall assume all liability under the WARN Act or any similar state or foreign law which arises as a result of Buyer not hiring Employees. No provision of this Agreement shall confer upon any Employee any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Seller to terminate the employment of any of the Transferred Employees at any time prior to the Closing Date, with or without cause, or restrict Buyer in the exercise of its independent business judgment in establishing or modifying any of the terms and conditions of the employment of the Transferred Employees; provided, however, that Seller and its Affiliates shall in no way be liable for any Claims arising from Buyer's modification of any terms and conditions of the employment of the Transferred Employees set forth in the second sentence of this
Section 6.2.1(a). Buyer shall be solely responsible for all the benefits and compensation due to Transferred Employees on and after the Closing Date except as otherwise provided in this Agreement.

            (b) Seller shall honor or cause its insurance carriers to honor all Claims for benefits incurred by the Transferred Employees prior to the Closing Date under the insurance programs provided to employees and maintained by Seller in accordance with the terms of such insurance programs, without interruption as a result of the consummation of the transactions contemplated by this Agreement.

            6.2.2 Pension and Welfare Benefits. (a) Seller shall provide COBRA coverage to the Transferred Employees through September 30, 2003 and Buyer shall reimburse Seller for standard COBRA premiums plus any costs or expenses incurred by Seller for claims made by Transferred Employees during such coverage. No later than October 1, 2003, Buyer, with respect to the Transferred Employees, shall (i) cause a group health plan (including, without limitation, medical, dental, prescription and the like) to enroll the Transferred Employees who were enrolled in Seller's group health plan prior to the Closing Date and (ii) cause such Buyer group health plan to waive any eligibility requirements, waiting periods and pre-existing condition limitations to coverage and (iii) to the extent any Transferred Employee has satisfied any internal limits, deductibles, or co-payment requirements of any such group health plan of Seller, or has amounts remaining in any health care spending or dependent care spending account of Seller's, for the year that includes the Closing Date, cause such amounts to be credited towards satisfaction of such requirements under Buyer's group health plan or, in case of health care spending or dependent care spending accounts, credited towards such accounts with Buyer. Buyer's group health plan shall provide substantially comparable benefits and coverage in the aggregate to that provided to such Transferred Employees under Seller's group health plan immediately before the Closing Date. Seller shall satisfy all medical benefits accrued through the Closing Date on account of employment with Seller by any person employed by Seller immediately before the Closing Date, such that Seller can terminate the COBRA coverage that it provides hereunder at the time the Transferred Employees become covered under Buyer's group health plan. Seller shall further, at its expense, comply with and provide the benefits, if any, required under Section 4980B of the Code or Part 6 of Title I of ERISA ("COBRA") from and after the Closing Date for any person, other than a Transferred Employee, who is or becomes entitled to COBRA continuation coverage from Seller's group health plan or becomes entitled to such COBRA continuation coverage as a result of, among other things, the termination of employment by Seller in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Buyer shall, at its expense, comply with and provide any benefits required under COBRA with respect to any Transferred Employee who terminates employment with Buyer after the Closing Date.

            (b) Seller will take, or cause to be taken, any and all actions necessary to terminate participation of the Transferred Employees in any employee benefit plans of Seller as of the Closing Date. As of the Closing Date, Buyer shall have in place employee benefit plans, policies and procedures substantially similar to those that are available to the Transferred Employees and their dependents as of the Closing Date under Seller's plans. Additionally, Buyer agrees that it will cause any Buyer's plan that is a defined contribution plan qualified under Section 401(a) and 401(k) of the Code to accept direct rollovers from Transferred Employees in the form of cash and outstanding participant loans, if any, from the applicable plan of Seller. Buyer shall provide credit to the Transferred Employees for all prior service with Seller for any applicable waiting period, eligibility and vesting relating to any defined contribution plan of Buyer. Buyer shall not provide credit for any applicable waiting period, eligibility or vesting relating to any defined benefit plan of Buyer.

            6.2.3 Employee Bonuses. For fiscal year 2003, Buyer will maintain the bonus plan currently provided by Seller to the Employees with the exact same terms and conditions. A copy of such plan and the Employee targets for fiscal year 2003 are attached hereto as Schedule 6.2.3. Provided that Buyer maintains and honors the bonus plan in accordance with the foregoing, Seller shall pay Buyer an amount equal to the employee bonus obligations accruing on a per diem basis for fiscal year 2003 through the Closing Date (the "Seller Bonus Obligation"). Such payment shall not be made to Buyer until a payment is due to the eligible employees under the terms of the bonus plan.

                                  ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

      The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by Buyer for purposes of consummating such transactions:

      7.1 Representations True at Closing. The representations and warranties made by Seller in this Agreement, the Schedules hereto or any document or instrument delivered to Buyer or its representatives hereunder that are qualified as to materiality shall be true and correct in all respects on the Closing Date and each of the representations and warranties of Seller that are not so qualified shall be true and correct in all material respects.

      7.2 Covenants of Seller. Seller shall have duly performed all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date and it shall have delivered to Buyer certificates dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 7.1 hereof.

      7.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the Business, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Buyer, would make it inadvisable to consummate such transactions.

      7.4 Absence of Adverse Changes. Since the Seller's Financial Statement Date, Seller shall not have suffered any change in its financial condition, business, properties or assets which has had a Material Adverse Effect on Seller or the transactions contemplated by this Agreement and Seller shall deliver to Buyer a certificate to such effect.

      7.5 Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by Law and the third party consents and approvals listed on Schedule 8.3 have been obtained.

      7.6 Deliveries. Buyer shall have received from Seller all of the documents listed in Section 9.2.1.

      7.7 Modifications of Agreements. Seller shall have amended and modified the Termination Agreements such that: (i) Section 2(b) of the Taddei, Maraviov and McGarr agreements shall refer to the first anniversary of the effective date of a "Sale" rather than the second anniversary; (ii) all references to the undefined term "Annual Base Salary" shall be replaced with the defined term "Annual Base Pay"; (iii) payments by a "Purchaser" will only be made in the event of an actual termination by a "Purchaser" other than for "Cause," (iv) the definition of "Cause" shall be expanded to expressly include commission of any felony, embezzlement, theft or breach of fiduciary duty and (v) the expiration date of the agreements shall have been extended.

                                  ARTICLE VIII

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

      The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Seller for purposes of consummating such transactions:

      8.1 Representations True at Closing. The representations and warranties made by Buyer in this Agreement, the Schedules hereto or any document or instrument delivered to Seller or its representatives hereunder that are qualified as to materiality shall be true and correct in all respects on the Closing Date and each of the representations and warranties of Seller that are not so qualified shall be true and correct in all material respects.

      8.2 Covenants of Buyer. Buyer shall have duly performed all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and a duly authorized officer of Buyer shall deliver to Seller a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 8.1 above.

      8.3 Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law and the third party consents and approvals listed on Schedule 8.3 have been obtained.

      8.4 Deliveries. Buyer shall have received from Seller all of the documents listed in Section 9.2.2.

                                   ARTICLE IX

                                     CLOSING

      9.1 Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the Closing shall be held at the offices of Hunton & Williams, 200 Park Avenue, 43rd Floor, New York, New York 10166 on September 15, 2003, commencing at 10:00 a.m. local time. For all purposes, including the allocation of liability and the ownership of the Acquired Assets, the Closing shall be deemed to have occurred at 12:00 am on September 16, 2003.

      9.2 Transactions at Closing. At the Closing, each of the following transactions shall occur:

            9.2.1 Seller's Performance. At the Closing, Seller shall deliver to Buyer, the following:

            (i) such good and sufficient bills of sale, licenses, assignments and other good and sufficient instruments of sale, conveyance, transfer and assignment as shall be required or as may be appropriate in order to vest effectively in Buyer good and marketable title to the Acquired Assets free and clear of all Liens other than the Permitted Liens and the Assumed Liabilities;

            (ii) certificate of good standing of Seller as of the most recent practicable date from the Secretary of State of the State of Delaware;

            (iii) with respect to any of the Leased Properties for which Buyer desires to obtain title insurance, Seller shall satisfy all of Buyer's title company's reasonable title requirements and deliver such title affidavits and indemnities as reasonably required by such title company; provided, that, such title insurance shall be at Buyer's expense and shall be subject to the Permitted Liens and any other matters that are shown in the real estate records of the county where the Leased Property is located or on any survey of the Leased Property provided for purposes of obtaining the title insurance;

            (iv) a certification of its non-foreign status that complies with the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder (a "FIRPTA Certificate");

            (v) certified copies of the resolutions of Seller approving the transactions set forth in this Agreement, executed by those with such authority;

            (vi) incumbency certificates from the officers of Seller executing this Agreement or any agreement delivered ancillary hereto;

            (vii) those certificates required by Section 7.2 and Section 7.4;

            (viii) an Assignment and Assumption Agreement in the form of Exhibit 9.2(a) (the "Assignment and Assumption Agreement"), duly executed by Seller;

            (ix) evidence of consents described in Section 4.11;

            (x) a bill of sale in the form of Exhibit 9.2(b) (the "Bill of Sale"), duly executed by Seller;

            (xi) an assignment and assumption of lease, with respect to each of the Leased Properties (the "Assignment of Lease"), and such Assignment of Lease, to the extent required, shall have been consented to by the landlord of such Leased Property;

            (xii) a short form intellectual property assignment agreement for filing immediately upon Closing with the applicable registries, executed by Seller;

            (xiii) (A) a consent under the Katy Loan Documents required to consent to the transactions contemplated by this Agreement or (B) evidence that all obligations with respect to the Acquired Assets under the Katy Loan Documents have been settled and released in full; and

            (xiv) such other evidence of the performance of all covenants and satisfaction of all conditions required of Seller by this Agreement, at or prior to the Closing, as Buyer or its counsel may reasonably require.

            9.2.2 Performance by Buyer. At the Closing, Buyer shall deliver to Seller the following:

            (i) the Purchase Price;

            (ii) certificate of good standing of Buyer as of the most recent practicable date from the Secretary of State of the State of Delaware;

            (iii) certified copies of resolutions of Buyer approving the transactions set forth in this Agreement, executed by those with such authority;

            (iv) incumbency certificate for the officers of Buyer executing this Agreement and any agreement delivered ancillary hereto;

            (v) those certificates required by Section 8.2;

            (vi) the Assignment and Assumption Agreement, duly executed by Buyer; and

            (vii) such other evidence of all covenants and satisfaction of all conditions required of Buyer by this Agreement, as Seller or its counsel may reasonably require.

                                   ARTICLE X

           SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION

      10.1 Indemnification Covenants of Seller.

            10.1.1 Subject to Section 10.5 hereof, after the Closing Date, Seller hereby agrees to indemnify and hold Buyer and its Affiliates harmless from and against all Losses sustained or incurred by Buyer or any such Affiliate as a result or arising out of or by virtue of: (i) the inaccuracy of any representation or warranty made by Seller to Buyer in this Agreement, (ii) the breach or non-performance by Seller of any of the covenants, agreements or obligations of this Agreement to be performed by Seller; and (iii) all Unassumed Liabilities.

            10.1.2 For all purposes under this Article X, any breach of or any inaccuracy in (or any alleged breach of or inaccuracy in) any representation or warranty under Section 10.1.1(i) and any breach of or failure to perform (or any alleged breach of or failure to perform) any covenant, agreement or obligation under Section 10.1.1(ii) shall each be determined giving effect to any materiality standard contained therein and any Losses related to or arising thereunder shall be calculated giving effect to any materiality standard contained in such representation, warranty, covenant, agreement or obligation.

      10.2 Indemnification Covenants of Buyer. Subject to Section 10.5 hereof, after the Closing Date, Buyer hereby agrees to indemnify and hold Seller and its Affiliates harmless from and against all Losses sustained or incurred by Seller or its Affiliates as a result or arising out or by virtue of: (i) the inaccuracy of any representation or warranty made by Buyer to Seller in this Agreement,
(ii) the breach or non-performance by Buyer of any of the covenants, agreements or obligations of this Agreement to be performed by Buyer, and (iii) the failure to pay or discharge in accordance with their terms any of the Assumed Liabilities, after the Closing Date.

      10.3 Indemnification Procedure.

            10.3.1 Whenever a Claim shall arise for which any Person (an "Indemnitee") shall be entitled to indemnification pursuant to this Article X, Indemnitee shall notify the other party ("Indemnitor") in writing within 30 days of the first receipt of notice of, or to the best of Indemnitee's knowledge of, such Claim, and in any event within such shorter period as may be necessary for Indemnitor to take the appropriate action to resist such Claim; provided, however, that the failure of an Indemnitee to give timely notice shall not affect its right to indemnification hereunder except to the extent that Indemnitor is prejudiced by such failure (it being understood that this proviso does not modify or otherwise affect the time periods specified in Section 10.6). Such notice shall specify the nature of the Claim and the facts giving rise to such indemnity rights with reasonable specificity, including the amount or estimated amount of the Claim and the basis, in reasonable detail, for such Claim.

            10.3.2 Upon receipt of any request for indemnification by Indemnitee directly against Indemnitor (rather than indemnification for a Claim brought by a third party), Indemnitor shall, within 30 days of receiving Indemnitee's notice setting forth such request for indemnification, either (a) agree in writing to such indemnification request, or (b) if Indemnitor believes in good faith that it is not obligated to indemnify Indemnitee with respect to such Claim, provide Indemnitee with oral notice of such disagreement, to be followed promptly by written notice setting forth the basis for such objection in reasonable detail. If Indemnitor fails to respond to Indemnitee's written request within such 30-day period, Indemnitee's right to indemnification, as set forth in Indemnitee's notice to Indemnitor, shall be deemed agreed to by Indemnitor. If Indemnitor timely objects to Indemnitee's request for indemnification, Indemnitor and Indemnitee shall meet and confer and attempt to resolve such dispute through good faith negotiations.

      10.4 Third Party Claims.

            10.4.1 If any third party shall notify any Indemnitee of a Claim (a "Third Party Claim") which may give rise to a right to indemnification against any Indemnitor under this Article X, then the Indemnitee shall notify each Indemnitor thereof in writing within 30 days; provided, however, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced. Such notice shall specify the nature of the Third Party Claim and the facts giving rise to such indemnity rights with reasonable specificity, including the amount or estimated amount of the Third Party Claim and the basis, in reasonable detail, for such Third Party Claim.

            10.4.2 An Indemnitor will have the right to defend the Indemnitee against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee (and each Indemnitee shall reasonably cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith) so long as (i) the Indemnitor notifies the Indemnitee in writing within 15 days after the Indemnitee has given notice of the Third Party Claim that the Indemnitor will, to the extent required under this Article X (including taking into consideration the limitations set forth in Section 10.6), indemnify Indemnitee from and against Losses the Indemnitee may suffer as a result of the Third Party Claim,
(ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (iii) the Indemnitor conducts the defense of the Third Party Claim actively and diligently. If Indemnitor does not conduct the defense of a Third Party Claim, Indemnitee may assume the defense thereof at the expense of the Indemnitor and Indemnitor shall reasonably cooperate with such defense; provided, however, that Indemnitor shall be responsible for the reasonable fees and expenses of only one counsel (together with appropriate local counsel) for all Indemnitees. Notwithstanding the foregoing, Indemnitee shall have the right to pay, settle or compromise any Third Party Claim without the consent of Indemnitor if Indemnitee shall waive any right to indemnity therefor. If Indemnitor assumes the defense of any Third Party Claim and later relinquishes the defense for any reason, Indemnitor shall give prompt notice of its intent to relinquish and shall reasonably cooperate in the transfer of the defense.

            10.4.3 So long as the Indemnitor is conducting the defense of the Third Party Claim in accordance with Section 10.4.2 above, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, which judgment or settlement involves injunctive or other equitable relief, without the prior written consent of Indemnitee, not to be withheld unreasonably and (iii) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor, not to be withheld unreasonably.

            10.4.4 In the event any of the conditions in subsections 10.4.2(i) through (iii) above is or becomes unsatisfied, however, (i) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (with the consent of Indemnitor, not to be unreasonably withheld), (ii) the Indemnitor will reimburse the Indemnitee promptly for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnitor will remain responsible for any Losses the Indemnitee may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim to the fullest extent provided in this Section 10.4.

      10.5 Reductions and Subrogations. If the amount of any Loss incurred by an indemnified party at any time subsequent to the making of an indemnity payment is reduced by (i) any actual recovery, settlement or otherwise under or pursuant to any insurance coverage or (ii) any actual recovery, settlement or payment by or against any other Person (each, a "Recovery"), the amount of such Recovery (less any costs, expenses (including Taxes) or premiums incurred in connection therewith), together with interest thereon from the date the indemnification payment was made, shall promptly be repaid by the indemnified party to the indemnifying party. Upon making a full indemnity payment, the indemnifying party shall, to the extent of such indemnity payment, be subrogated to all rights of the indemnified party against any third party in respect of the Loss to which the indemnity payment relates.

      10.6 Limits on Indemnification Obligation. Notwithstanding anything in Sections 10.1 or 10.2 to the contrary or in conflict:

            10.6.1 All of the terms and conditions of this Agreement, together with the representations, warranties, agreements and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date, notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that unless otherwise stated, the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied. Notwithstanding the foregoing, (a) the representations and warranties of Seller contained in Sections 4.1, 4.2 and 4.26 of this Agreement and the representations and warranties of Buyer contained in Sections 5.1, 5.2 and 5.4 of this Agreement shall survive the Closing and continue in full force and effect indefinitely ("Type I Claims"); (b) the representations and warranties of Seller contained in Section 4.6 of this Agreement shall survive the Closing and continue in full force and effect until 90 days following the expiration of any applicable statute of limitations (including any extensions or waivers thereof) ("Type II Claims"); and (c) all other representations and warranties ("Type III Claims"), and the agreements of Seller and Buyer in Sections 10.1.1(i) and 10.2(i) to indemnify each other for breaches of such representations and warranties, shall survive and continue for, and all indemnification claims with respect thereto shall be made prior to, one year from the Closing Date, except for representations, warranties and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such indemnification claim until the final disposition thereof.

            10.6.2 Except on account of fraud or willful misconduct (for which the Basket shall not apply), neither Seller, on the one hand, nor Buyer, on the other hand, shall be liable for Type II or Type III Claims, as applicable, in any instance until such time as the aggregate liability under such section exceeds One Hundred Fifty Thousand Dollars ($150,000) (the "Basket"), in which event Seller or Buyer, as is applicable, shall be liable for the full amount of such liability.

            10.6.3 Except on account of fraud or willful misconduct, neither Seller, on the one hand, nor Buyer, on the other hand, shall be liable for Type II or Type III Claims, as applicable, for Losses which exceed, in the aggregate, One Million Five Hundred Thousand Dollars ($1,500,000). In no event shall the aggregate liability of Seller, on the one hand, nor Buyer, on the other hand, under the indemnity provisions of Section 10.1 and Section 10.2, as applicable, exceed Fifteen Million Dollars ($15,000,000).

            10.6.4 Any term of this Article X to the contrary notwithstanding, after the Closing Date, the rights and remedies of Buyer and Seller under this
Article X are exclusive and in lieu of any and all other rights and remedies which Buyer and Seller may have with respect to the transactions evidenced hereby.

      10.7 Conduct of Litigation. The parties agree to conduct any litigation relating to this Article X in a reasonable manner and in good faith, including appropriate concern for the best interests of each party hereto that is involved in such litigation.

                                   ARTICLE XI

                                KATY'S GUARANTEE

      11.1 Katy's Guarantee.

            11.1.1 Katy hereby unconditionally guarantees the due and punctual payment and performance of the following obligations of Seller set forth in this
Agreement: (a) the indemnification obligations of Seller under Section 10.1 of the Agreement, (b) the agreements and covenants of Seller set forth in Sections 2.4, 3.4, 3.5, 3.7 through 3.14, Article VI and Sections 12.2 and 12.4 of the Agreement and (c) any liabilities relating to the Unassumed Liabilities.

            11.1.2 This guaranty is an irrevocable guaranty of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement; provided, however, that any assignment of any such guaranteed obligation to any other party, except in accordance with Section 12.5 herein, shall operate as a discharge of Katy under this Article XI. This guarantee is not conditioned upon any requirement that Buyer first attempt to collect or enforce any guaranteed obligation from or against Seller. Subject to Section 11.1.4, the obligations of Katy hereunder shall be absolute and unconditional and shall not be affected by or contingent upon any disability of Seller; provided, however, that such obligations shall be subject to any defense Seller may have against Buyer.

            11.1.3 Katy hereby waives all demands and notices of every kind in connection with this Article XI; provided, however, that nothing in this Article XI shall limit or otherwise affect Buyer's notice and demand obligations under
Article X or any other limitations of Seller's indemnification obligations under such Article. This Article XI shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or performance of any obligation of Seller under this Agreement is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy or reorganization of Seller or otherwise. Katy acknowledges that each of the waivers set forth above is made with full knowledge of its significance and consequences and under the circumstances the waivers are reasonable. If any of said waivers is determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the extent permitted by law.

            11.1.4 Article XI shall not be construed to expand the indemnification obligations set forth in this Agreement. The aggregate liability of Katy (under this Article XI) and Seller (under the terms of this Agreement) shall not exceed $15,000,000. For purposes of clarification, and by way of example, if Buyer shall be entitled to indemnification for a Loss of $15,000,000 under Article X and Buyer shall have received $2,000,000 from Seller, the maximum aggregate potential liability of Katy shall be reduced to $13,000,000.

                                  ARTICLE XII

                               GENERAL PROVISIONS

      12.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed (or sent) as follows:

               If to Seller, to:

               Katy Industries, Inc.

               765 Straits Turnpike
               Suite 2000
               Middlebury, CT  06762
               Attention:  Amir Rosenthal, Esq.

               With copies to:

               KKTY Holding Company, LLC
               111 Radio Circle
               Mt. Kisco, New York  10549
               Attention:  Christopher Lacovara

               and

               Hunton & Williams LLP
               Bank of America Plaza - Suite 4100
               600 Peachtree Street, N.E.
               Atlanta, Georgia 30308
               Attention:  Joseph B. Alexander, Jr., Esq.

               If to Buyer, to:

               Professional Paint, Inc.
               8600 Park Meadows Drive
               Suite 300
               Lone Tree, Colorado 80124
               Attention:  Kent Child

               With a copy to:

               Mayer, Brown, Rowe and Maw LLP
               1675 Broadway
               New York, New York 10019
               Attention:  James B. Carlson, Esq.

      If delivered personally or by overnight courier, the date on which a notice, request, instruction or document is delivered shall be the date on which shall delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the third business day following the date of mailing. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 12.1.

      12.2 Further Assurances. At any time, and from time to time, after the Closing Date, Seller, on the one hand, and Buyer, on the other hand, shall execute such additional instruments and take such actions as may be reasonably requested by any of them to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

      12.3 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by the party or parties to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be effective unless it is made in writing and delivered as provided in this Agreement.

      12.4 Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party or parties which has incurred the same.

      12.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign or transfer this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party except that: (i) Buyer may assign its rights and obligations under this Agreement in whole or in part to any entity or entities, or any assignee of such entity or entities, providing financing for the transactions contemplated by this Agreement or to any entity or entities providing to Buyer and its Affiliates financing related to the Business, (ii) Seller may assign its rights and obligations under this Agreement in whole or in part to any of Katy's lenders under the Katy Loan Documents, and (iii) each party may assign its rights and obligations hereunder to an Affiliate so long as such Affiliate continues to be bound by the terms of this Agreement and so long as such Affiliate is either Katy or PPI, or a direct or indirect wholly owned subsidiary thereof and remains a direct or indirect wholly owned subsidiary thereof.

      12.6 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not and shall not be deemed to be a part of this Agreement.

      12.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by both parties.

      12.8 Governing Law; Jurisdiction; Consent to Service of Process. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PARTIES HERETO IRREVOCABLY: (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN NEW YORK, NEW YORK, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (B)


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

WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (C) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (D) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AND ITS COUNSEL AS PROVIDED FOR NOTICES HEREUNDER.

      12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.10 Number and Gender. Whenever the context requires, references in this Agreement to the singular number shall include the plural, the plural number shall include the singular and words denoting gender shall include the masculine, feminine and neuter.

      12.11 Schedules Incorporated. All Schedules attached hereto are incorporated herein by reference.

      12.12 Confidentiality. Seller and Buyer agree that each (a) will maintain the confidentiality of the terms and provisions of this Agreement, (b) will maintain the confidentiality of the information delivered to them or made available for their inspection in connection with this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, any information received pursuant to Section 3.3 hereof or any prior confidentiality agreement between the parties and (c) will not use any such information other than in connection with the transactions contemplated hereby. In the event the Closing does not occur, Seller and Buyer will promptly return or destroy all material of or concerning the other party obtained from such other party and hereby covenant (x) to keep any information concerning the other party and ascertained from their review confidential and not to disclose any such information to any third parties for any reason whatsoever and (y) not to use any such information for any purpose whatsoever. Notwithstanding the foregoing, the prohibitions and restrictions set forth in this section shall not apply to any information (a) in the public domain not as a result of the violation of Seller's or Buyer's undertaking herein, (b) available to Seller or Buyer on a non-confidential basis without regard to the disclosure by Seller or Buyer to the other parties, (c) available to Seller or Buyer from a source other than the other party (provided that such source in so acting is not violating any duty or agreement of confidentiality), or (d) required to be disclosed by any law, rule or regulation. Buyer shall be liable for the breach of any of the foregoing by its Affiliates, employees, representatives, advisors or agents. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with applicable federal or state securities laws.


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

      12.13 Public Announcements. Buyer and Seller shall consult with each other prior to issuing any press release or otherwise making a public announcement or statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement without the prior written consent of the other, except as may be required by Law.

                      [Signatures appear on the next page]


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

      IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

BUYER:                                 KATY:

DUCKBACK ACQUISITION CORP.             KATY INDUSTRIES, INC.


By:  _________________________         By:  _________________________
Name:                                  Name:
Title:                                 Title:

                                       SELLER:

                                       DUCKBACK PRODUCTS, INC.


                                       By:  _________________________
                                       Name:
                                       Title:


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